Exhibit (21)

STEPAN COMPANY

SUBSIDIARIES OF REGISTRANT

Subsidiary	Organized under the Laws of:
Stepan Europe S.A.	France
Stepan Canada, Inc.	Canada
Stepan Mexico, S.A. de C.V.	Mexico
Stepan Deutschland GmbH	Germany
Stepan Colombiana de Quimicos	Colombia
Stepan Quimica Ltda.	Brazil
Stepan UK Limited	United Kingdom